UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2013

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into A Material Definitive Agreement.

On October 30, 2013, Penn National Gaming, Inc. (the “Company”) closed its previously announced debt financings, consisting of (i) $300.0 million aggregate principal amount of its 5.875% senior notes due 2021 (the “New Notes”) and (ii)  $1,250.0 million of new credit facilities, comprised of a $500.0 million Term Loan A with a maturity of five years (the “Term Loan A”), a $250.0 million Term Loan B with a maturity of seven years (the “Term Loan B”) and a $500.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility” and, together with the Term Loan A and the Term Loan B, the “New Credit Facilities”). The financings were undertaken in contemplation of the separation of substantially all of the Company’s real property assets from its operating assets through the spin-off (the “Spin-Off”) of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”).  The Spin-Off became effective at 12:01 a.m., New York City time, on November 1, 2013.

The Company used a portion of the initial borrowings under the New Credit Facilities, proceeds of the New Notes and proceeds received by the Company from GLPI and its subsidiaries in exchange for the contribution of the real property assets to GLPI and its subsidiaries in connection with the Spin-Off, along with other cash available to the Company, (1) to repay amounts outstanding under its existing Credit Agreement, dated as of July 14, 2011 (as amended and supplemented, the “Existing Credit Agreement”), by and among the Company, the subsidiaries of the Company party thereto as guarantors, the lenders party thereto, Wells Fargo Bank, National Association, as swingline lender, administrative agent and collateral agent, and the other parties thereto, (2) to fund its previously announced cash tender offer to purchase any and all of its outstanding 8¾% Senior Subordinated Notes due 2019 (the “Old Notes”) and the related consent solicitation (together, the “Tender Offer”) to make certain amendments to the Indenture, dated as of August 19, 2009 (as supplemented, the “Old Notes Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Old Notes Trustee”), governing the Old Notes and to satisfy and discharge the Old Notes Indenture, and (3) to pay related fees and expenses (such transactions, collectively, the “Financing Transactions”).

Indenture for the Notes

On October 30, 2013, the Company issued the New Notes, at a price of par, pursuant to an Indenture, dated as of October 30, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The New Notes will mature on November 1, 2021 and bear interest at the rate of 5.875% per annum.  Interest on the New Notes is payable semi-annually on each May 1 and November 1, commencing May 1, 2014, to holders of record on the immediately preceding April 15 and October 15.

The Company may redeem New Notes at any time, and from time to time, on or after November 1, 2016, at the declining redemption premiums set forth in the Indenture, together with accrued and unpaid interest to, but not including, the redemption date.  Prior to November 1, 2016, the Company may redeem New Notes at any time, and from time to time, at a redemption price equal to 100% of the principal amount of the New Notes redeemed plus a “make-whole” redemption premium described in the Indenture, together with accrued and unpaid interest to, but not including, the redemption date. In addition, at any time prior to November 1, 2016, the Company may redeem New Notes with the net proceeds of one or more equity offerings, within a specified period of time after the closing of any such equity offering, at a redemption price equal to 105.875% of the principal amount of the New Notes redeemed, together with accrued and unpaid interest to, but not including, the redemption date, so long as at least 60% of the aggregate principal amount of New Notes originally issued under the Indenture remains outstanding.  If the Company experiences a change of control accompanied by a decline in the credit rating of the New Notes, the Company will be required to give holders of the New Notes the opportunity to sell the Company their New Notes at a price equal to 101% of the principal amount of the New Notes, together with accrued and unpaid interest to, but not including, the repurchase date.  If the Company engages in any asset sales, subject to some exceptions, the Company generally must use the proceeds for specified purposes within a specified period of time or use the excess net proceeds from such asset sales to offer to purchase New Notes from holders at a price equal to 100% of the principal amount of the New Notes, together with accrued and unpaid interest to, but not including, the repurchase date. The New Notes also are subject to mandatory redemption requirements imposed by gaming laws and regulations.

The New Notes are the Company’s senior unsecured obligations and rank pari passu in right of payment with all of the Company’s senior indebtedness, and senior in right of payment to all of the Company’s subordinated indebtedness, without giving effect to collateral arrangements. The New Notes are effectively subordinated to the Company’s secured indebtedness, including the New Credit Facilities, to the extent of the value of the assets securing such indebtedness. The New Notes will not be guaranteed by any of the Company’s subsidiaries, except in the event that the Company in the future issues certain subsidiary-guaranteed debt securities, and, therefore, the New Notes will be structurally subordinated to all liabilities of the Company’s subsidiaries, including their guarantees of the Company’s New Credit Facilities.

The Indenture contains covenants limiting the Company’s and its restricted subsidiaries’ ability to:  pay dividends or distributions or repurchase equity; incur additional debt or issue disqualified stock and, in the case of subsidiaries, preferred stock; make investments; create liens on assets to secure certain debt; enter into transactions with affiliates; merge or consolidate with another company; transfer and sell assets; create dividend and other payment restrictions affecting subsidiaries; designate subsidiaries as unrestricted subsidiaries; and make certain amendments to the master lease (the “Master Lease”) effective between Penn Tenant, LLC, which is a subsidiary of the Company, and GLP Capital, L.P., which is a subsidiary of GLPI, under which GLP leases to Penn Tenant, LLC the real property assets related to 19 gaming facilities (including two properties under development in Dayton, OH and Mahoning Valley, OH). These covenants are subject to a number of important and significant limitations, qualifications and exceptions.  In addition, most of these covenants will cease to apply to the New Notes at such time as the New Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.

Events of default under the Indenture include, among others, the following: default for 30 days in the payment when due of interest on the New Notes; default in payment when due of the principal of, or premium, if any, on the New Notes; failure to comply with covenants in the Indenture for 60 days after the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the New Notes (unless such failure to comply has been waived); acceleration or payment default of debt in excess of a specified amount; unpaid judgments in excess of a specified amount; certain events of bankruptcy or insolvency; and the Master Lease terminating or ceasing to be effective in certain circumstances. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all New Notes then outstanding will become due and payable immediately without further action or notice.  If any other event of default occurs, the trustee or holders of 25% in aggregate principal amount of the New Notes may declare all the New Notes due and payable immediately.

The foregoing description is only a summary and is qualified in its entirety by the Indenture (including the form of Note attached thereto), which is filed herewith as Exhibit 4.1 and incorporated herein by this reference.

Registration Rights Agreement for the Notes

On October 30, 2013, in connection with the issuance of the New Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), by and among the Company and J.P. Morgan Securities LLC and the other initial purchasers of the New Notes named therein.

Pursuant to the Registration Rights Agreement, the Company agreed to register with the Securities and Exchange Commission (the “SEC”) notes (the “Exchange Notes”), having substantially identical terms as the New Notes (other than liquidated damages provisions and transfer restrictions) to be issued to holders of New Notes as part of an offer to exchange the Exchange Notes for the New Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement for the Exchange Notes with the SEC within 270 days after October 30, 2013, to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC within 330 days after October 30, 2013 and to use its reasonable best efforts to issue the Exchange Notes within 365 days after October 30, 2013. The Company agreed to file a shelf registration statement with the SEC for the resale of the New Notes if the exchange offer is not consummated within 375 days after October 30, 2013 and in certain other circumstances. The Company will be required to pay liquidated damages if it fails to comply with the filing, effectiveness and consummation deadlines set forth above.

The foregoing description is only a summary and is qualified in its entirety by the Registration Rights Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Supplemental Indenture

On October 29, 2013, the Company entered into a supplemental indenture (the “Supplemental Indenture”), between the Company and the Old Notes Trustee, which supplemented the Old Notes Indenture to eliminate substantially all of the restrictive covenants and the related events of default in the Old Notes Indenture.  The foregoing description is only a summary and is qualified in its entirety by the Supplemental Indenture, which is filed herewith as Exhibit 4.2 and incorporated herein by this reference.

In addition, effective October 30, 2013, the Old Notes Indenture was satisfied and discharged, and the Company called for redemption the remaining outstanding Old Notes not purchased on such date pursuant to the Tender Offer, as further described below under Item 8.01.

Credit Agreement

On October 30, 2013, the Company entered into a credit agreement (the “Credit Agreement”) with certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, providing for the New Credit Facilities.

Subject to certain conditions, the New Credit Facilities provided for by the Credit Agreement permit the Company to incur additional term loans and revolving loans (subject to obtaining commitments for such loans) in an aggregate principal amount of up to $400.0 million, plus any additional amount, so long as the Company would not exceed a specified secured net leverage ratio on a pro forma basis.

Interest Rate and Fees

The interest rates per annum applicable to loans under the New Credit Facilities are, at the Company’s option, equal to either a LIBOR rate or a base rate,  plus an applicable margin. The applicable margin for each of the Revolving Credit Facility and the Term Loan A range from 1.25% to 2.75% per annum for LIBOR rate loans and 0.25% to 1.75% per annum for base rate loans, depending on the Company’s total net leverage ratio. The applicable margin for the Term Loan B is 2.5% per annum for LIBOR loans and 1.5% per annum for base rate loans. The Term Loan B is subject to a LIBOR “floor” of 0.75% per annum and a base rate “floor” of 1.75% per annum, and the Term Loan B was issued with an upfront fee of 0.5% of the amount thereof on the closing date of the New Credit Facilities.  In addition, the Credit Agreement provides that the Company will pay a commitment fee on the unused portion of the commitments under the Revolving Credit Facility at a rate that will range from 0.25% to 0.50% per annum, depending on the Company’s total net leverage ratio.

Amortization

The Term Loan A will amortize in amounts ranging from equal quarterly amounts based on annual percentages of the original principal amount as follows: (1) 5.0% in years one and two, (2) 7.5% in year three and (3) 10.0% in years four and five, with the balance payable on the fifth anniversary of the date of the closing of the New Credit Facilities.

The Term Loan B will amortize in an amount equal to 0.25% of the original principal amount payable in equal quarterly installments, with the remaining amount payable on the seventh anniversary of the date of the closing of the New Credit Facilities.

The Revolving Credit Facility is not subject to amortization and is due and payable on the fifth anniversary of the date of the closing of the New Credit Facilities.

Prepayments

The New Credit Facilities require the Company to prepay outstanding loans, subject to certain exceptions (including a right of reinvestment of asset sale proceeds and casualty proceeds in the Company’s business) with the proceeds of certain asset sales and casualty events, the incurrence of certain indebtedness and a percentage of annual excess cash flow (which may be reduced to zero upon the achievement of a specified leverage ratio).  The Company may prepay all or any portion of the loans under the New Credit Facilities prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders; provided that the Term Loan B facility may be subject to a 1.0% prepayment premium in the case of certain prepayments with lower priced credit facilities within six months of the funding of the closing date of the New Credit Facilities.

Guarantee and Security

All obligations under the New Credit Facilities are unconditionally guaranteed by each of the Company’s existing and future direct and indirect wholly owned material domestic subsidiaries, subject to certain exceptions. All obligations of the Company under the New Credit Facilities and the guarantees of those obligations are secured by a first priority pledge of substantially all of the assets of the Company and of the guarantors of the New Credit Facilities, subject to certain exceptions. The property pledged by the Company and such guarantors includes a first priority pledge of the leasehold interests of Tenant in the Master Lease; a first priority pledge of all of the equity interests owned by the Company and such guarantors in the domestic subsidiaries of the Company; and a first priority pledge of the equity interests owned by the Company and such guarantors in first-tier foreign subsidiaries (not to exceed 65% of the voting equity interests and 100% of the non-voting equity interests of each of the first-tier foreign subsidiaries of the Company).

Certain Covenants and Events of Default

The New Credit Facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments or prepay unsecured or junior lien indebtedness. The New Credit Facilities have three financial covenants, measured quarterly on a trailing four quarter basis: a maximum senior secured net leverage ratio of 2.5 to 1.0 (with a step-down at December 31, 2015 to 2.0 to 1.0), a maximum total net leverage ratio of 4.0 to 1.0 and a minimum interest coverage ratio of 2.5 to 1.0. The New Credit Facilities also contain certain customary affirmative covenants and events of default.  Such events of default include the occurrence of a change of control (as defined in the documents governing the New Credit Facilities), termination of the Master Lease (subject to certain exceptions), certain defaults under the Master Lease and a failure to complete the Spin-Off by the twentieth business day after the closing of the New Credit Facilities.  The occurrence and continuance of an event of default will enable the lenders under the New Credit Facilities to accelerate the loans, and terminate the commitments, thereunder.

The foregoing description is only a summary and is qualified in its entirety by the Credit Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by this reference.

The parties to the agreements above and certain of their respective affiliates have performed investment banking, commercial lending and advisory services for the Company, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company, GLPI and their respective affiliates in the ordinary course of their business.

Item 2.01                   Termination of a Material Definitive Agreement

On October 30, 2013, in connection with the Financing Transactions, as described above, (i) the Company repaid all outstanding amounts under, and terminated, its Existing Credit Agreement and (ii) satisfied and discharged the Old Notes Indenture and called for redemption the remaining outstanding Old Notes not purchased on such date pursuant to the Tender Offer, as further described under Item 8.01 below. There were no termination penalties incurred by the Company in connection with the repayment and termination of the Existing Credit Agreement.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 8.01                   Other Events.

On October 29, 2013, the Company issued a press release announcing, in connection with the Tender Offer, the receipt of the requisite consents necessary to effect the amendments to the Old Notes Indenture set forth in the Supplemental Indenture.

On October 30, 2013, the Company issued a press release announcing the early settlement of the Tender Offer, the redemption of the remaining outstanding Old Notes and the satisfaction and discharge of the Old Notes Indenture.

These press releases are filed herewith as Exhibits 99.1 and 99.2 and incorporated herein by this reference.

Item 9.01.                Financial Statements and Exhibits.

(d)                   Exhibits:

Exhibit Number	Description

4.1	Indenture, dated as of October 30, 2013, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association as Trustee.

4.2	Form of Note for 5.875% Senior Notes due 2021 (included in Exhibit 4.1 above).

4.3	Supplemental Indenture, dated as of October 29, 2013, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association as Trustee.

10.1	Registration Rights Agreement, dated as of October 30, 2013, by and between Penn National Gaming, Inc., J.P. Morgan Securities LLC and the other initial purchasers named therein.

10.2

Credit Agreement, dated as of October 30, 2013, among Penn National Gaming, Inc., certain subsidiaries of Penn National Gaming, Inc., as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

99.1	Press release, dated October 29, 2013, of Penn National Gaming. Inc.

99.2	Press release, dated October 30, 2013, of Penn National Gaming, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 1, 2013	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert Ippolito
	Name:	Robert Ippolito
	Title:	Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of October 30, 2013, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association as Trustee.

4.2	Form of Note for 5.875% Senior Notes due 2021 (included in Exhibit 4.1 above).

4.3	Supplemental Indenture, dated as of October 29, 2013, between Penn National Gaming, Inc. and Wells Fargo Bank, National Association as Trustee.

10.1	Registration Rights Agreement, dated as of October 30, 2013, by and between Penn National Gaming, Inc., J.P. Morgan Securities LLC and the other initial purchasers named therein.

10.2

Credit Agreement, dated as of October 30, 2013, among Penn National Gaming, Inc., certain subsidiaries of Penn National Gaming, Inc., as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

99.1	Press release, dated October 29, 2013, of Penn National Gaming. Inc.

99.2	Press release, dated October 30, 2013, of Penn National Gaming, Inc.